Filed Pursuant to Rule 433

Registration Nos. 333-221324 and 333-221324-01

Wells Fargo Finance LLC Fully and Unconditionally Guaranteed by Wells Fargo & Company Market Linked Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to a Domestic ETF Basket due August 7, 2024
Final Term Sheet to Pricing Supplement No. 106 dated July 31, 2019

Summary of Terms

Issuer:	Wells Fargo Finance LLC
Guarantor	Wells Fargo & Company
Term:	Approximately 5 years
Market Measure:

An unequally weighted basket (the “Basket”). The basket components and their weightings are as follows:

SPDR® Dow Jones Industrial AverageSM ETF Trust (60%)

SPDR® S&P MidCap 400® ETF Trust (20%) iShares® Russell 2000 ETF (20%)

Pricing Date:	July 31, 2019
Issue Date:	August 7, 2019
Original Offering Price:	$1,000 per security (100% of par)
Maturity Payment Amount:	See “How the maturity payment amount is calculated” on page 3
Stated Maturity Date:	August 7, 2024
Starting Price:	100
Ending Price:	See “How The Ending Price Is Calculated” on page 3
Maximum Return:	50% of the original offering price per security ($500 per security)
Threshold Price:	85, which is 85% of the starting price
Participation Rate:	150%
Calculation Day:	July 31, 2024
Calculation Agent:	Wells Fargo Securities, LLC (“WFS”), an affiliate of the issuer and the guarantor
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount:	2.62%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 2.50% and WFS will pay 0.12% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	95001H6F3

Description of Terms

●	Linked to a Domestic ETF Basket comprised of the SPDR® Dow Jones Industrial AverageSM ETF Trust (60%); the SPDR® S&P MidCap 400® ETF Trust (20%); and the iShares® Russell 2000 ETF (20%)
●	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the original offering price of the securities, depending on the performance of the Basket from its starting price to its ending price. The maturity payment amount will reflect the following terms:
●	If the value of the Basket increases:

You will receive the original offering price plus 150% participation in the upside performance of the Basket, subject to a maximum return at maturity of 50% of the original offering price. As a result of the maximum return, the maximum maturity payment amount will be $1,500.00

●	If the value of the Basket decreases but the decrease is not more than 15%:

You will be repaid the original offering price

●	If the value of the Basket decreases by more than 15%:

You will receive less than the original offering price and have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of 15%

●	Investors may lose up to 85% of the original offering price
●	All payments on the securities are subject to credit risk, and you will have no ability to pursue the shares of the basket components or any securities held by the basket components for payment; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment
●	No periodic interest payments or dividends
●	No exchange listing; designed to be held to maturity

On the date of the accompanying pricing supplement, the estimated value of the securities is $946.04 per security. The estimated value of the securities was determined for the issuer by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to the issuer or to Wells Fargo Securities, LLC or any of the issuer’s other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Estimated Value of the Securities” in the accompanying pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying pricing supplement.

This final term sheet should be read in conjunction with the accompanying pricing supplement, market measure supplement, prospectus supplement and prospectus.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Hypothetical Payout Profile

The profile to the right is based on a maximum return of 50.00% or $500.00 per $1,000 security, a participation rate of 150% and a threshold price equal to 85% of the starting price.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and whether you hold your securities to maturity.

Hypothetical Returns

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical maturity payment amount payable at stated maturity per security	Hypothetical pre-tax total rate of return
175.00	75.00%	$1,500.00	50.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,500.00	50.00%
133.34	33.34%	$1,500.00	50.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
100.00(1)	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
84.00	-16.00%	$990.00	-1.00%
80.00	-20.00%	$950.00	-5.00%
50.00	-50.00%	$650.00	-35.00%
25.00	-75.00%	$400.00	-60.00%

Each security has an original offering price of $1,000.

(1) The starting price.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rate of return will depend on the actual ending price.

How The Maturity Payment Amount Is Calculated

On the stated maturity date, you will receive a cash payment per security equal to the maturity payment amount. The maturity payment amount per security will equal:

●	If the ending price is greater than the starting price: $1,000 plus the lesser of:
(i)
(ii)	the maximum return;
●	If the ending price is less than or equal to the starting price, but greater than or equal to the threshold price: $1,000; or
●	If the ending price is less than the threshold price: $1,000 minus

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your securities at maturity.

How The Ending Price Is Calculated

The ending price will be calculated based on the weighted returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 60% of the component return of the SPDR® Dow Jones® Industrial AverageSM ETF Trust; (B) 20% of the component return of the SPDR® S&P MidCap 400® ETF Trust; and (C) 20% of the component return of the iShares® Russell 2000 ETF.

The component return of a basket component will be equal to:

where,

●	the initial component price is the fund closing price of such basket component on the pricing date, as set forth below; and
●	the final component price will be the fund closing price of such basket component on the calculation day.

The initial component prices of the basket components are as follows: SPDR Dow Jones Industrial Average ETF Trust ($268.52); SPDR MidCap 400 ETF Trust ($357.92); and iShares Russell 2000 ETF ($156.56).

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying pricing supplement. Please review those risk disclosures carefully.

●	If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Securities At Maturity.
●	No Periodic Interest Will Be Paid On The Securities.
●	Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.
●	Changes In The Value Of The Basket Components May Offset Each Other.
●	The Securities Are Subject To Credit Risk.
●	As A Finance Subsidiary, The Issuer Has No Independent Operations And Will Have No Independent Assets.
●	Holders Of The Securities Have Limited Rights Of Acceleration.
●	Holders Of The Securities Could Be At Greater Risk For Being Structurally Subordinated If Either The Issuer Or The Guarantor Conveys, Transfers Or Leases All Or Substantially All Of The Issuer’s Or The Guarantor’s Assets To One Or More Of The Guarantor’s Subsidiaries.
●	The Securities Will Not Have The Benefit Of Any Cross-Default Or Cross-Acceleration With Other Indebtedness Of The Guarantor; Events Of Bankruptcy, Insolvency, Receivership Or Liquidation Relating To The Guarantor And Failure By The Guarantor To Perform Any Of Its Covenants Or Warranties (Other Than A Payment Default Under The Guarantee) Will Not Constitute An Event Of Default With Respect To The Securities.
●	The Estimated Value Of The Securities On The Pricing Date, Based On Wells Fargo Securities, LLC’s Proprietary Pricing Models, Is Less Than The Original Offering Price.
●	The Estimated Value Of The Securities Is Determined By The Issuer’s Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.
●	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Wells Fargo Securities, LLC Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.
●	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.
●	The Securities Will Not Be Listed On Any Securities Exchange And The Issuer Does Not Expect A Trading Market For The Securities To Develop.
●	Your Return On The Securities Could Be Less Than If You Owned The Shares Of The Basket Components.
●	Historical Prices Of The Basket Components Or The Securities Included In The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.
●	Changes That Affect The Basket Components Or The Underlying Indices May Adversely Affect The Value Of The Securities And The Maturity Payment Amount You Will Receive At Maturity.
●	The Issuer Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components Or The Underlying Indices.
●	The Issuer And Its Affiliates Have No Affiliation With The Sponsors Of The Basket Components Or The Sponsors Of The Underlying Indices And Have Not Independently Verified Their Public Disclosure Of Information.
●	An Investment Linked To The Shares Of The Basket Components Is Different From An Investment Linked To The Underlying Indices.
●	There Are Risks Associated With The Basket Components.
●	You Will Not Have Any Shareholder Rights With Respect To The Shares Of The Basket Components.
●	Anti-dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.
●	An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.
●	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.
●	The Issuer’s And The Guarantor’s Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.
o	The calculation agent is the Issuer’s affiliate and may be required to make discretionary judgments that affect the return you receive on the securities.
o	The estimated value of the securities was calculated by the Issuer’s affiliate and is therefore not an independent third-party valuation.

o	Research reports by the Issuer’s affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the prices of the basket components.
o	Business activities of the Issuer’s affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the prices of the basket components.
o	Hedging activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the prices of the basket components.
o	Trading activities by the Issuer’s affiliates or any participating dealer or its affiliates may adversely affect the prices of the basket components.
o	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or distribution expense fee, creating a further incentive for the participating dealer to sell the securities to you.
●	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Not suitable for all investors

Investment suitability must be determined individually for each investor. The securities described herein are not a suitable investment for all investors. In particular, no investor should purchase the securities unless they understand and are able to bear the associated market, liquidity and yield risks. Unless market conditions and other relevant factors change significantly in your favor, a sale of the securities prior to maturity is likely to result in sale proceeds that are substantially less than the original offering price per security. Wells Fargo Securities, LLC and its affiliates are not obligated to purchase the securities from you at any time prior to maturity.

The issuer and the guarantor have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the issuer and the guarantor have filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Wells Fargo Securities at 866-346-7732.

Not a research report

This material was prepared by Wells Fargo Securities, LLC, a registered broker-dealer and separate non-bank affiliate of Wells Fargo Finance LLC and Wells Fargo & Company. This material is not a product of Wells Fargo Finance LLC, Wells Fargo & Company or Wells Fargo Securities, LLC research departments.

Consult your tax advisor

Investors should review carefully the accompanying pricing supplement, market measure supplement, prospectus supplement and prospectus and consult their tax advisors regarding the application of the U.S. federal tax laws to their particular circumstances, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

SPDR® is a trademark of Standard & Poor’s Financial Services LLC (“S&P Financial”). “Dow Jones®” is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones Holdings”) and has been licensed for use by S&P Dow Jones Indices LLC (“S&P Dow Jones Indices”).  “Dow Jones Industrial Average” is a servicemark of Dow Jones Holdings and has been licensed for use by S&P Dow Jones Indices.  The Dow Jones Industrial Average is a product of S&P Dow Jones Indices. The securities are not sponsored, endorsed, sold or promoted by the SPDR® Dow Jones® Industrial AverageSM ETF Trust, S&P Financial, Dow Jones Holdings or S&P Dow Jones Indices. None of the SPDR® Dow Jones Industrial AverageSM ETF Trust, S&P Financial, Dow Jones Holdings or S&P Dow Jones Indices makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of SPDR® Dow Jones Industrial AverageSM ETF Trust, S&P Financial, Dow Jones Holdings or S&P Dow Jones Indices will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the SPDR® Dow Jones Industrial AverageSM ETF Trust.

SPDR® and S&P MidCap 400® are trademarks of Standard & Poor’s Financial Services LLC (“S&P Financial”). The securities are not sponsored, endorsed, sold or promoted by the SPDR® S&P MidCap 400® ETF Trust (the “SPDR Trust”) or S&P Financial. Neither the SPDR Trust nor S&P Financial makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. Neither the SPDR Trust nor S&P Financial will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the SPDR Trust.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares Trust. None of BTC, BFA or iShares Trust makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA or iShares Trust will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Wells Fargo Finance LLC’s or Wells Fargo & Company’s use of information about the iShares® Russell 2000 ETF.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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